As filed with the Securities and Exchange Commission on December 30, 2024

File No. 333-282594

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

☐ Pre-Effective Amendment No.

☒ Post-Effective Amendment No. 1

TIAA-CREF FUNDS

(Exact Name of Registrant as Specified in Charter)

730 Third Avenue

New York, New York 10017-3206

(Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

(800) 842-2733

(Area Code and Telephone Number)

Rachael M. Zufall, Esq.

Teachers Advisors, LLC

8500 Andrew Carnegie Blvd.

Charlotte, North Carolina 28262

(Name and Address of Agent for Service)

Copies to:

Deborah Bielicke Eades Vedder Price P.C. 222 North LaSalle Street Chicago, Illinois 60601	Christopher P. Harvey, Esq. Adam T. Teufel, Esq. Dechert LLP One International Place, 40th Floor 100 Oliver Street Boston, Massachusetts 02110

EXPLANATORY NOTE

The Information Statement/Prospectus and Statement of Additional Information, each in the form filed on November 15, 2024 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File No. 333-282594), are incorporated herein by reference.

This amendment is being filed for the sole purpose of adding the following to Part C of the Registration Statement: the executed tax opinion of Vedder Price P.C., supporting the tax matters discussed in the Information Statement/Prospectus.

PART C

OTHER INFORMATION

Item 15. Indemnification

As a Delaware statutory trust, Registrant’s operations are governed by its Declaration of Trust dated as of April 15, 1999 (the “Declaration”). Generally, Delaware statutory trust shareholders are not personally liable for obligations of the Delaware statutory trust under Delaware law. The Delaware Statutory Trust Act (the “DSTA”) provides that a shareholder of a trust shall be entitled to the same limitation of liability extended to shareholders of private for-profit Delaware corporations. Registrant’s Declaration expressly provides that it has been organized under the DSTA and that the Declaration is to be governed by Delaware law. It is nevertheless possible that a Delaware statutory trust, such as Registrant, might become a party to an action in another state whose courts refuse to apply Delaware law, in which case Registrant’s shareholders could be subject to personal liability.

To protect Registrant’s shareholders against the risk of personal liability, the Declaration (i) contains an express disclaimer of shareholder liability for acts or obligations of Registrant and provides that notice of such disclaimer may be given in each agreement, obligation and instrument entered into or executed by Registrant or its trustees; (ii) provides for the indemnification out of Registrant’s property of any shareholders held personally liable for any obligations of Registrant or any series of Registrant; and (iii) provides that Registrant shall, upon request, assume the defense of any claim made against any shareholder for any act or obligation of Registrant and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss beyond his or her investment because of shareholder liability is limited to circumstances in which all of the following factors are present: (i) a court refuses to apply Delaware law; (ii) the liability arose under tort law or, if not, no contractual limitation of liability was in effect; and (iii) Registrant itself would be unable to meet its obligations. In the light of Delaware law, the nature of Registrant’s business and the nature of its assets, the risk of personal liability to a shareholder is remote.

The Declaration further provides that Registrant shall indemnify each of its trustees and officers against liabilities and expenses reasonably incurred by them, in connection with, or arising out of, any action, suit or proceeding, threatened against or otherwise involving such trustee or officer, directly or indirectly, by reason of being or having been a trustee or officer of Registrant. The Declaration does not authorize Registrant to indemnify any trustee or officer against any liability to which he or she would otherwise be subject by reason of or for willful misfeasance, bad faith, gross negligence or reckless disregard of such person’s duties.

Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to trustees, officers and controlling persons, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification may be against public policy as expressed in the Securities Act and may be, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

(1)	Charter of Registrant

(a)	Declaration of Trust, dated as of April 15, 1999. 1/

(b)	Amendment dated May 22, 2002 to the Declaration of Trust. 4/

(c)	Amendment dated April 21, 2004 to the Declaration of Trust. 5/

(d)	Form of Amendment dated December 7, 2005 to the Declaration of Trust. 8/

(e)	Form of Amendment dated February 14, 2006 to the Declaration of Trust. 8/

(f)	Amendment dated August 7, 2006 to the Declaration of Trust. 9/

(g)	Amendment dated October 2, 2006 to the Declaration of Trust. 9/

(h)	Amendment dated July 17, 2007 to the Declaration of Trust. 11/

(i)	Amendment dated August 29, 2008 to the Declaration of Trust. 13/

(j)	Amendment dated February 10, 2009 to the Declaration of Trust. 14/

(k)	Amendment dated May 12, 2009 to the Declaration of Trust. 14/

(l)	Amendment dated May 18, 2010 to the Declaration of Trust. 16/

(m)	Form of Amendment dated December 7, 2010 to the Declaration of Trust. 18/

(n)	Amendment dated May 17, 2011 to the Declaration of Trust. 20/

(o)	Amendment dated September 13, 2011 to the Declaration of Trust. 21/

(p)	Amendment dated May 15, 2012 to the Declaration of Trust. 24/

(q)	Amendment dated December 4, 2012 to the Declaration of Trust. 26/

(r)	Amendment dated December 3, 2013 to the Declaration of Trust. 29/

(s)	Amendment dated May 13, 2014 to the Declaration of Trust. 30/

(t)	Amendment dated May 12, 2015 to the Declaration of Trust. 32/

(u)	Amendment dated July 14, 2015 to the Declaration of Trust. 34/

(v)	Amendment dated as of February 9, 2016 to the Declaration of Trust. 36/

(w)	Amendment dated April 12, 2016 to the Declaration of Trust. 36/

(x)	Amendment dated September 13, 2016 to the Declaration of Trust. 38/

(y)	Amendment dated May 8, 2018 to the Declaration of Trust. 43/

(z)	Amendment dated July 17, 2018 to the Declaration of Trust. 45/

(aa)	Amendment dated December 3, 2019 to the Declaration of Trust. 51/

(bb)	Amendment dated May 14, 2020 to the Declaration of Trust. 52/

(cc)	Amendment dated January 18, 2024 to the Declaration of Trust. 65/

(2)	Bylaws—Registrant has adopted no bylaws.

(3)	Voting Trust Agreement—Not Applicable

(4)	Form of Agreement and Plan of Reorganization is filed as Appendix A to Part A of this Registration Statement.

(5)	Instrument Defining Holders’ Rights—The relevant portions of the Registrant’s Declaration of Trust are incorporated herein by reference to Exhibit 1 above.

(6)	Investment Advisory Contracts

(a)	Form of Class W Management Fee Waiver/Reimbursement Agreement for Certain TIAA-CREF Funds dated as of August 1, 2018. 44/

(b)	Form of Amended and Restated Investment Management Agreement by and between Registrant and Teachers Advisors, LLC (“Advisors”) dated as of October 1, 2018. 46/

(c)	Form of Operating Expense Reimbursement Agreement for Certain Series of the TIAA-CREF Funds by and between Registrant and Advisors dated as of October 1, 2018. 46/

(d)	Form of Amendment to the Amended and Restated Investment Management Agreement by and between Registrant and Advisors dated as of November 16, 2018. 47/

(e)	Form of Amendment to the Amended and Restated Investment Management Agreement by and between Registrant and Advisors dated as of March 1, 2019. 48/

(f)	Form of Amendment to the Amended and Restated Investment Management Agreement by and between Registrant and Advisors dated March 1, 2020. 51/

(g)	Form of Amendment to the Amended and Restated Investment Management Agreement by and between Registrant and Advisors dated September 30, 2020. 54/

(h)	Form of Amendment to the Class W Management Fee Waiver/Reimbursement Agreement for Certain TIAA-CREF Funds dated as of September 30, 2020. 54/

(i)	Form of Amendment to the Operating Expense Reimbursement Agreement for Certain Series of the TIAA-CREF Funds for and between Registrant and Advisors dated as of September 30, 2020. 54/

(j)	Form of Amendment to the Amended and Restated Investment Management Agreement by and between Registrant and Advisors dated as of August 1, 2021. 56/

(k)	Amendment to the Amended and Restated Investment Management Agreement by and between Registrant and Advisors dated as of August 1, 2022. 59/

(l)	Amendment to the Amended and Restated Investment Management Agreement by and between Registrant and Advisors dated as of May 1, 2024. 65/

(m)	Fee Waiver Agreement by and between Registrant and Advisors for the Nuveen Lifecycle Funds and Nuveen Lifecycle Index Funds dated as of October 1, 2024. 67/

(n)	Amended and Restated Expense Reimbursement Agreement by and between Registrant and Advisors dated as of October 1, 2024. 67/
(7)	Underwriting Agreement and Distribution Contracts

(a)	Distribution Agreement by and between Registrant and Teachers Personal Investors Services, Inc. (“TPIS”), dated as of June 1, 1999. 2/

(b)	Selling Agreement by and between TPIS and TIAA-CREF Individual & Institutional Services, LLC (“Services”), dated as of June 1, 1999. 3/

(c)	Amendment to Distribution Agreement by and between Registrant and TPIS, dated as of September 3, 2002. 4/

(d)	Amendment to Distribution Agreement by and between Registrant and TPIS, dated as of October 1, 2004, for the Lifecycle Funds. 5/

(e)	Amendment to Distribution Agreement by and between Registrant and TPIS, dated as of October 19, 2004. 6/

(f)	Form of Amendment to Distribution Agreement for the Registrant dated as of January 1, 2013. 27/

(g)	Form of Amendment to Distribution Agreement between Registrant and TPIS dated as of July 31, 2015. 33/

(h)	Form of Amendment to Distribution Agreement between Registrant and TPIS dated as of May 1, 2016. 37/

(8)	Bonus, Profit Sharing or Pension Plans
(a)	TIAA-CREF Non-Employee Trustee and Member Long-Term Compensation Plan as amended and restated January 1, 2008. 12/

(b)	TIAA-CREF Non-Employee Trustee and Member Deferred Compensation Plan as amended and restated January 1, 2008. 12/

(9)	Custodian Agreement

(a)	Master Custodian Agreement by and between Registrant and State Street Bank and Trust Company (“State Street”), dated November 20, 2007. 11/

(b)	Form of Custodial Undertaking in Connection with Master Repurchase Agreement among Advisors, on behalf of Registrant, Goldman, Sachs & Co. and The Bank of New York Mellon, dated March 8, 2010. 16/

(10)	Rule 12b-1 and Rule 18f-3 Plans
(a)	Amended and Restated Distribution Plan for the Retail Class of Registrant adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) dated as of May 1, 2016 (as supplemented on November 16, 2018). 47/

(b)	Amended and Restated Distribution Plan for the Premier Class of Registrant adopted pursuant to Rule 12b-1 under the 1940 Act dated as of May 1, 2016 (as amended September 30, 2020). 54/

(c)	Amended and Restated Multiple Class Plan (18f-3) for the TIAA-CREF Funds dated as of May 1, 2024. 65/

(d)	Amended and Restated Multiple Class Plan (18f-3) for the Nuveen Lifecycle Funds and the Nuveen Lifecycle Index Funds of the TIAA-CREF Funds dated as of May 1, 2024. 65/

(11)	Opinion and Consent of Counsel.68/

(12)	Opinion and Consent of Vedder Price P.C. supporting the tax matters discussed in the Information Statement/Prospectus.*

(13)	Other Material Contracts

(a)	Form of Retirement Class Service Agreement by and between Registrant and Advisors dated as of February 1, 2006. 7/

(b)	Form of Amendment dated March 31, 2006 to the Retirement Class Service Agreement by and between Registrant and Advisors with respect to Funds that offer Retirement Class Shares dated as of February 1, 2006. 8/

(c)	Form of Transfer Agency Agreement by and between Registrant and BFDS, dated September 1, 2004. 10/

(d)	Form of Amendment dated November 30, 2007 to the Retirement Class Service Agreement by and between Registrant and Advisors with respect to Funds that offer Retirement Class Shares dated as of February 1, 2006. 11/

(e)	Investment Accounting Agreement by and between Registrant and State Street dated November 20, 2007. 11/

(f)	Form of Amendment dated September 10, 2009 to the Retirement Class Service Agreement by and between Registrant and Advisors with respect to Funds that offer Retirement Class Shares dated as of February 1, 2006. 15/

(g)	Form of Amendment dated September 1, 2009 to the Transfer Agency Agreement between the Registrant and BFDS dated September 1, 2004. 15/

(h)	Form of Amendment dated August 1, 2010 to the Retirement Class Service Agreement by and between Registrant and Advisors with respect to Funds that offer Retirement Class Shares dated as of February 1, 2006. 17/

(i)	Form of Amendment dated April 1, 2011 to the Retirement Service Agreement by and between Registrant and Advisors. 19/

(j)	Form of Amendment dated August 31, 2010 to Transfer Agency and Service Agreement between Registrant and BFDS. 19/

(k)	Form of Amendment dated June 29, 2011 to Transfer Agency and Service Agreement between Registrant and BFDS. 20/

(l)	Form of Amendment to Retirement Service Agreement dated September 20, 2011 between Registrant and Advisors. 22/

(m)	Administrative Services Agreement between Registrant and Advisors dated as of January 2, 2012. 23/

(n)	Amendment to the Retirement Service Agreement between Registrant and Advisors dated as of December 6, 2011. 23/

(o)	Form of Amendment to Retirement Service Agreement dated July 23, 2012 between Registrant and Advisors. 24/

(p)	First Amendment dated May 31, 2012 to the Investment Accounting Agreement by and between Registrant and State Street. 25/

(q)	Form of Amendment to Retirement Service Agreement between Registrant and Advisors dated as of April 10, 2013. 28/

(r)	Form of Amendment to Retirement Service Agreement between Registrant and Advisors dated as of September 26, 2014. 31/

(s)	Form of Amendment dated June 25, 2014 (effective as of April 1, 2014) to the Transfer Agency and Service Agreement dated September 1, 2009 by and between Registrant and BFDS. 31/

(t)	Form of Amendment dated July 15, 2014 (effective September 1, 2014) to the Transfer Agency and Service Agreement dated September 1, 2009 by and between Registrant and BFDS. 31/

(u)	Form of Amendment to Retirement Service Agreement between Registrant and Advisors dated as of July 31, 2015. 33/

(v)	Form of Amendment to Retirement Service Agreement between Registrant and Advisors dated as of August 1, 2016. 37/

(w)	Form of Amendment to Retirement Service Agreement between Registrant and Advisors dated as of December 9, 2016. 39/

(x)	TIAA-CREF International Bond Fund Offshore Limited Appointment of Agent for Service of Process dated as of February 27, 2017. 40/

(y)	Form of Amendment to the Retirement Service Agreement between Registrant and Advisors dated as of November 16, 2018. 47/

(z)	Amendment to the Transfer Agency and Service Agreement between Registrant and DST Asset Manager Solutions, Inc. dated as of April 17, 2019. 51/

(aa)	Shareholder Servicing Plan for Advisor Class Shares of Registrant dated as of January 1, 2020. 51/

(bb)	Amendment to the Transfer Agency and Service Agreement between Registrant and DST Asset Manager Solutions, Inc. dated as of July 1, 2020. 54/

(cc)	Form of Amendment to Retirement Service Agreement between Registrant and Advisors dated as of September 30, 2020. 54/

(dd)	Rule 12d1-4 Fund of Funds Investment Agreement between Registrant and certain Voya Funds dated as of January 19, 2022. 58/

(ee)	Rule 12d1-4 Funds of Funds Investment Agreement for TIAA-CREF Funds of Funds as Acquiring Funds and Nuveen Funds/ETFs as Acquired Funds between Registrant and certain Nuveen Funds dated as of January 19, 2022. 58/

(ff)	First Amendment to Rule 12d1-4 Fund of Funds Investment Agreement between Registrant and certain Voya Funds dated as of April 5, 2022. 59/

(gg)	TIAA-CREF International Bond Fund Taxable Offshore Limited Appointment of Agent for Service of Process dated as of July 27, 2022. 59/

(hh)	Form of Investment Management Agreement by and between each subsidiary of the TIAA-CREF International Bond Fund and Teachers Advisors, LLC. 60/

(ii)	First Amendment to Rule 12d1-4 Fund of Funds Investment Agreement for TIAA-CREF Funds of Funds as Acquiring Funds and Nuveen Funds/ETFs as Acquired Funds between Registrant and certain Nuveen Funds dated as of July 12, 2024. 66/

(jj)	Nuveen Core Impact Bond Fund Offshore Limited Appointment of Agent for Service of Process dated as of September 10, 2024. 67/

(kk)	Nuveen Core Impact Bond Fund Taxable Offshore Limited Appointment of Agent for Service of Process dated as of September 10, 2024. 67/

(ll)	Nuveen Green Bond Fund Offshore Limited Appointment of Agent for Service of Process dated as of September 10, 2024. 67/

(mm)	Form of Investment Management Agreement by and between each subsidiary of the Nuveen Core Impact Bond Fund and Teachers Advisors, LLC. 67/

(nn)	Form of Investment Management Agreement by and between the subsidiary of the Nuveen Green Bond Fund and Teachers Advisors, LLC. 67/

(14)	Consent of Independent Auditor. 69/

(15)	Omitted Financial Statements—Not Applicable.

(16)	Powers of Attorney. 68/

(17)	Additional Exhibits—Not Applicable.

*   Filed herewith.

1/  Incorporated herein by reference to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Securities and Exchange Commission (the “Commission”) on April 20, 1999.

2/  Incorporated herein by reference to Pre-Effective Amendment No. 1 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on June 11, 1999.

3/  Incorporated herein by reference to Pre-Effective Amendment No. 2 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on June 24, 1999.

4/  Incorporated herein by reference to Post-Effective Amendment No. 5 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 27, 2002.

5/  Incorporated herein by reference to Post-Effective Amendment No. 11 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 30, 2004.

6/  Incorporated herein by reference to Post-Effective Amendment No. 13 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 31, 2005.

7/  Incorporated herein by reference to Post-Effective Amendment No. 16 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 1, 2006.

8/  Incorporated herein by reference to Post-Effective Amendment No. 19 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on March 31, 2006.

9/  Incorporated herein by reference to Post-Effective Amendment No. 20 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 17, 2007.

10/  Incorporated herein by reference to Post-Effective Amendment No. 24 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 14, 2007.

11/  Incorporated herein by reference to Post-Effective Amendment No. 26 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on November 30, 2007.

12/  Incorporated herein by reference to Post-Effective Amendment No. 27 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 28, 2008.

13/  Incorporated herein by reference to Post-Effective Amendment No. 28 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on November 21, 2008.

14/  Incorporated herein by reference to Post-Effective Amendment No. 30 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on June 25, 2009.

15/  Incorporated herein by reference to Post-Effective Amendment No. 31 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 11, 2009.

16/  Incorporated herein by reference to Post-Effective Amendment No. 34 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on May 21, 2010.

17/  Incorporated herein by reference to Post-Effective Amendment No. 35 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on August 4, 2010.

18/  Incorporated herein by reference to Post-Effective Amendment No. 36 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 28, 2011.

19/  Incorporated herein by reference to Post-Effective Amendment No. 41 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on April 25, 2011.

20/  Incorporated herein by reference to Post-Effective Amendment No. 44 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 15, 2011.

21/  Incorporated herein by reference to Post-Effective Amendment No. 47 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 23, 2011.

22/  Incorporated herein by reference to Post-Effective Amendment No. 48 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 29, 2011.

23/  Incorporated herein by reference to Post-Effective Amendment No. 54 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 28, 2012.

24/  Incorporated herein by reference to Post-Effective Amendment No. 57 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 18, 2012.

25/  Incorporated herein by reference to Post-Effective Amendment No. 58 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 30, 2012.

26/  Incorporated herein by reference to Post-Effective Amendment No. 64 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 10, 2013.

27/  Incorporated herein by reference to Post-Effective Amendment No. 65 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 27, 2013.

28/  Incorporated herein by reference to Post-Effective Amendment No. 68 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on April 12, 2013.

29/  Incorporated herein by reference to Post-Effective Amendment No. 74 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 27, 2014.

30/  Incorporated herein by reference to Post-Effective Amendment No. 76 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on June 27, 2014.

31/  Incorporated herein by reference to Post-Effective Amendment No. 79 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 25, 2014.

32/  Incorporated herein by reference to Post-Effective Amendment No. 83 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on May 15, 2015.

33/  Incorporated herein by reference to Post-Effective Amendment No. 84 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 29, 2015.

34/  Incorporated herein by reference to Post-Effective Amendment No. 86 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 4, 2015.

35/  Incorporated herein by reference to Post-Effective Amendment No. 89 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on December 4, 2015.

36/  Incorporated herein by reference to Post-Effective Amendment No. 93 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on May 9, 2016.

37/  Incorporated herein by reference to Post-Effective Amendment No. 94 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 28, 2016.

38/  Incorporated herein by reference to Post-Effective Amendment No. 96 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 23, 2016.

39/  Incorporated herein by reference to Post-Effective Amendment No. 99 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on December 8, 2016.

40/  Incorporated herein by reference to Post-Effective Amendment No. 102 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 27, 2017.

41/  Incorporated herein by reference to Post-Effective Amendment No. 106 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 26, 2017.

42/  Incorporated herein by reference to Post-Effective Amendment No. 108 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 27, 2018.

43/  Incorporated herein by reference to Post-Effective Amendment No. 111 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on May 18, 2018.

44/  Incorporated herein by reference to Post-Effective Amendment No. 113 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 26, 2018.

45/  Incorporated herein by reference to Post-Effective Amendment No. 115 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on August 31, 2018.

46/  Incorporated herein by reference to Post-Effective Amendment No. 116 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 27, 2018.

47/  Incorporated herein by reference to Post-Effective Amendment No. 118 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on November 15, 2018.

48/  Incorporated herein by reference to Post-Effective Amendment No. 121 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 26, 2019.

49/  Incorporated herein by reference to Post-Effective Amendment No. 124 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 23, 2019.

50/  Incorporated herein by reference to Post-Effective Amendment No. 127 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 26, 2019.

51/  Incorporated herein by reference to Post-Effective Amendment No. 129 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 25, 2020.

52/  Incorporated herein by reference to Post-Effective Amendment No. 131 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on June 29, 2020.

53/  Incorporated herein by reference to Post-Effective Amendment No. 132 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 28, 2020.

54/  Incorporated herein by reference to Post-Effective Amendment No. 134 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 25, 2020.

55/  Incorporated herein by reference to Post-Effective Amendment No. 135 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 25, 2021.

56/  Incorporated herein by reference to Post-Effective Amendment No. 136 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 27, 2021.

57/  Incorporated herein by reference to Post-Effective Amendment No. 137 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 27, 2021.

58/  Incorporated herein by reference to Post-Effective Amendment No. 138 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 24, 2022.

59/  Incorporated herein by reference to Post-Effective Amendment No. 140 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 27, 2022.

60/  Incorporated herein by reference to Post-Effective Amendment No. 141 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 26, 2022.

61/  Incorporated herein by reference to Post-Effective Amendment No. 142 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 23, 2023.

62/  Incorporated herein by reference to Post-Effective Amendment No. 143 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 27, 2023.

63/  Incorporated herein by reference to Post-Effective Amendment No. 144 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 25, 2023.

64/  Incorporated herein by reference to Post-Effective Amendment No. 145 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 23, 2024.

65/  Incorporated herein by reference to Post-Effective Amendment No. 146 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on May 23, 2024.

66/  Incorporated herein by reference to Post-Effective Amendment No. 147 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 25, 2024.

67/  Incorporated herein by reference to Post-Effective Amendment No. 148 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 26, 2024.

68/  Incorporated herein by reference to the initial registration statement on Form N-14 (File No. 333-282594) as filed with the Commission on October 11, 2024.

69/  Incorporated herein by reference to the registration statement on Form N-14 (File No. 333-282594), as filed with the Commission on November 13, 2024.

Item 17. Undertakings

(1)  The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)  The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of New York and State of New York, on the 30th day of December, 2024.

TIAA-CREF FUNDS

By: /s/ Jordan M. Farris
Jordan M. Farris
Chief Administrative Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ Jordan M. Farris	Chief Administrative Officer	December 30, 2024
Jordan M. Farris	(Principal Executive Officer)

/s/ Marc Cardella	Vice President and Controller	December 30, 2024
Marc Cardella	(Principal Financial and Accounting Officer)

SIGNATURE OF TRUSTEE	DATE	SIGNATURE OF TRUSTEE	DATE

*	December 30, 2024	*	December 30, 2024
Joseph A. Boateng		John K. Nelson

*	December 30, 2024	*	December 30, 2024
Michael A. Forrester		Loren M. Starr

*	December 30, 2024	*	December 30, 2024
Thomas J. Kenny		Matthew Thornton III

*	December 30, 2024	*	December 30, 2024
Amy B. R. Lancellotta		Terence J. Toth

*	December 30, 2024	*	December 30, 2024
Joanne T. Medero		Margaret L. Wolff

*	December 30, 2024	*	December 30, 2024
Albin F. Moschner		Robert L. Young

/s/ Rachael M. Zufall	December 30, 2024
Rachael M. Zufall as attorney-in-fact

*An original power of attorney authorizing, among others, Rachael M. Zufall, to execute this registration statement, and amendments thereto, for each of the trustees of the Registrant on whose behalf this registration statement is filed, has been executed and is filed herewith as Exhibit 16.

EXHIBIT INDEX

Exhibit No.	Name of Exhibit

(12)	Opinion and Consent of Vedder Price P.C. supporting the tax matters discussed in the Information Statement/Prospectus